Exhibit 99.1
AZZ incorporated Reports Results for the
First Quarter of Fiscal Year 2010

Contact:                 Dana Perry, Senior Vice President – Finance and CFO
                AZZ incorporated 817-810-0095
Internet:  www.azz.com

Lytham Partners 602-889-9700
Joe Dorame, Joe Diaz or Robert Blum
Internet:  www.lythampartners.com

June 26, 2009 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announced unaudited financial results for the first quarter ended May 31, 2009. Revenues for the first quarter were $95.5 million compared to $99.9 million for the same quarter last year, a decrease of 5 percent. Net income for the quarter was $9.9 million, or $0.80 per diluted share, compared to net income of $10.1 million, or $0.82 per diluted share, in last year’s first fiscal quarter.

Backlog at the end of the first quarter was $150.1 million. Backlog at the end of the first quarter of FY 2009 was $141.8 million and $174.8 million at February 28, 2009.  Incoming orders for the first quarter were $70.7 million while shipments for the quarter totaled $95.5 million, resulting in a book to ship ratio of 74 percent.  There were no significant international orders received in the first quarter of FY 2010.  Based upon current customer requested delivery dates and our production schedules, 91 percent of the backlog at May 31, 2009 is expected to ship in the current fiscal year.  Of the backlog of $150.1 million, 39 percent is to be delivered outside of the U.S.

Revenues for the Electrical and Industrial Products Segment for the first quarter of FY 2010 were $55.4 million as compared to $52.0 million for the same quarter last year, an increase of 7 percent.  Operating income for the segment increased 33 percent to $10.5 million compared to $7.9 million in the same period last year.  Operating margins for the first quarter were 19 percent.

Revenues for the Company’s Galvanizing Service Segment for the first quarter were $40.1 million, compared to the $48.0 million in the same period last year, a decrease of 16 percent.  Operating income was $12.8 million as compared to $13.4 million in the prior period. Tonnage shipped decreased 12 percent when compared to the prior period. Operating margins for the first quarter were 32 percent.

David H. Dingus, president and chief executive officer of AZZ incorporated, commented, “Regarding our Electrical and Industrial Products Segment, again this quarter, we are extremely pleased with the operating performance.  As we indicated last quarter, we continue to monitor closely our market opportunities and our operating structure due to the changing and challenging market conditions.  Incoming orders slowed in the fourth quarter of our fiscal 2009 and we have seen a continuation of that trend in the first quarter of our new fiscal year.  While our quotation levels have increased during the quarter when compared to the fourth quarter of last fiscal year,

AZZ First Quarter – Fiscal Year 2010
June 26, 2009

we have not seen a corresponding increase in our incoming order rate.  Incoming orders continue to be slower than desired due to increased customer deliberation on the release of new orders pertaining to projects and increased competitive pressure, particularly on large international orders, combined with the typical delay we see between quotations and orders.  We still anticipate that our backlog will level off at the end of the second quarter followed by modest increases in the last half of the fiscal year.  Despite the improvement in our quotation levels, we anticipate a further deterioration of our backlog in the second quarter of 10 to 15 percent.  Competitive conditions in some of our international markets could improve allowing us to secure additional business which could offset this projected deterioration.  If market conditions improve, as well as an expansion of infrastructure projects, we are well positioned to capitalize on these improvements.  We will continue our efforts to expand our served markets and product offerings, and believe that the strength of our historical operating performance, combined with the excellent positioning of our products, provide an excellent platform from which to grow once we do see market recovery and continue the trend of increasing quotation levels.

The Galvanizing Services Segment achieved outstanding operating performance considering the market conditions in which we are operating.  We continue to demonstrate our commitment to quality and service during these market conditions and take advantage of all opportunities to maintain market pricing.  The lower zinc cost in our first quarter combined with increased operating efficiencies, facilitated excellent margins.  Our infrastructure work remained at levels consistent with the fourth quarter of the last fiscal year.  We remain committed to our market approach and believe that we will continue to report strong operating results, despite the challenges we face.  Margins for the balance of the fiscal year are expected to be below that achieved in the first quarter, but should remain above the historical levels that we have talked to you about before of 18 to 22 percent.”

Mr. Dingus concluded, “Management of pricing, expansion of domestic and international markets, and seeking out new product opportunities to further enhance our strategic position continue to be the focus and emphasis of our activities. Based upon the evaluation of information currently available to management, we are revising our guidance for revenues to be in the range of $370 million to $390 million.  Our earning guidance is revised and anticipated to be within the range of $2.70 to $2.90.  Achievement of these projections would be our 23rd consecutive year of profitability and the second best year in the history of the company.  Our estimates assume that we will not have any appreciable change in our current market conditions, competitive activity or significant delays in the delivery or timing in the receipt of orders of our electrical and industrial products, and demand for our galvanizing services.”

AZZ incorporated will conduct a conference call to discuss financial results for the first quarter of fiscal year 2010 at 11:00 A.M. ET on Friday, June 26, 2009.  Interested parties can access the conference call by dialing (800) 860-2442 or (412) 858-4600 (international). The call will be web cast via the Internet at www.azz.com/AZZinvest.htm.   A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation #431648, or for 30 days at www.azz.com/AZZinvest.htm.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of power generation, transmission and distribution and industrial, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

AZZ First Quarter – Fiscal Year 2010
June 26, 2009

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material costs, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management employees to implement the Company's growth strategy.  The Company can give no assurance that such forward-looking statements will prove to be correct. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of information, future events or otherwise.

---Financial tables on the following page---

AZZ First Quarter – Fiscal Year 2010
June 26, 2009

AZZ incorporated
Condensed Consolidated Statement of Income
(in thousands except per share amounts)

	Three Months Ended
	May 31, 2009	May 31, 2008
	(unaudited)	(unaudited)

Net sales	$95,492	$99,958
Costs and Expenses:
Cost of Sales	65,804	73,689
Selling, General and Administrative	12,124	9,856
Interest Expense	1,686	1,121
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	(5)	3
Other (Income)	(81)	(484)
Other Expense	-	-
	$79,528	$84,185

Income before income taxes and accounting change	$15,964	$15,773
Income Tax Expense	6,064	5,650
Income Before Cumulative Effect of Changes in Accounting Principles	9,900	10,123
Cumulative Effect of Changes in Accounting Principles (Net of Tax)	-	-
Net income	$9,900	$10,123
Net income per share
Basic	$0.81	$0.83
Diluted	$0.80	$0.82
Diluted average shares outstanding	12,410	12,290

Segment Reporting
(in thousands)

	Three Months Ended May 31,
	2009	2008
	(unaudited)	(unaudited)

Net Sales:
Electrical and Industrial Products	$55,386	$52,006
Galvanizing Services	40,106	47,952
	$95,492	$99,958

Segment Operating Income (a):
Electrical and Industrial Products	$10,512	$7,931
Galvanizing Services	12,793	13,358
Total Segment Operating Income	$23,305	$21,299

AZZ First Quarter – Fiscal Year 2010
June 26, 2009

Condensed Consolidated Balance Sheet
(in thousands)

	May 31, 2009	February 28, 2009
	(unaudited)	(audited)

Assets:
Current assets	$185,938	$182,023
Net property, plant and equipment	$87,962	$87,667
Other assets, net	$86,165	$85,025
Total assets	$360,065	$354,715

Liabilities and shareholders’ equity:
Current liabilities	$49,237	$58,371
Long term debt due after one year	$100,000	$100,000
Other liabilities	$10,140	$9,232
Shareholders’ equity	$200,688	$187,112
Total liabilities and shareholders’ equity	$360,065	$354,715

Condensed Consolidated Statement of Cash Flows
(in thousands)

	Three Months Ended
	May 31, 2009	May 31, 2008
	(unaudited)	(unaudited)

Net cash provided by (used in) operating activities	$13,740	$ (1,884)
Net cash provided by (used in) investing activities	$ (3,700)	$(86,220)
Net cash provided by (used in) financing activities	$65	$100,094
Net cash provided by (used in) effect of exchange rate	$26
Net increase (decrease) in cash and cash equivalents	$10,131	$11,990
Cash and cash equivalents at beginning of period	$47,558	$2,227
Cash and cash equivalents at end of period	$57,689	$14,217

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